EXHIBIT 10.68

RESTRICTED STOCK AWARD AGREEMENT

Granted to:	Michael L Fulbright

Date of Grant:	August 5, 2003

Granted Pursuant to:	JPS Industries, Inc. 1997 Incentive and Capital Accumulation Plan

Number of Restricted Shares of Common Stock:	200,000 Shares

This Restricted Stock Award Agreement (the “Award Agreement”) is made and entered into as of August 5, 2003, between JPS Industries, Inc., a Delaware corporation (the “Company”), and Michael L. Fulbright (“Employee”). Capitalized terms not defined herein shall have the meanings ascribed thereto in that certain letter agreement between Employee and the Company, dated February 28, 1999, as amended by letter agreement on July 31, 2001 and further amended by letter agreement on August 5, 2003 (the “Employment Agreement”).

1. Grant of Restricted Shares. In consideration of Employee’s acceptance of the terms and conditions of the Employment Agreement and without other payments therefore, and subject to the terms of this Award Agreement and the Company’s 1997 Incentive and Capital Accumulation Plan, as amended (the “Plan”), the Company, pursuant to authority granted by the Compensation Committee of the Board of Directors of the Company (the “Board”), hereby grants to Employee 200,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”). The shares of restricted stock so granted (the “Restricted Shares”) shall be represented by certificates registered in Employee’s name and bearing a legend referring to the restrictions set forth in this Award Agreement.

2. Restriction on Transfer of Restricted Shares. Employee may not transfer, sell, pledge, exchange, assign or otherwise encumber or dispose the Restricted Shares, except to the Company, until they have become nonforfeitable in accordance with Section 3 of this Award Agreement. Any purported transfer, encumbrance or other disposition of the Restricted Shares that is in violation of this Section 2 will be null and void, and the other party to any such purported transaction will not obtain any rights to, or interest in, the Restricted Shares.

3. Vesting of Restricted Shares. The Restricted Shares shall vest over four (4) years, as described below. (a) 50,000 shares on November 3, 2003, (b) 50,000 shares on November 1, 2004, (c) 50,000 shares on November 1, 2005 and (d) 50,000 shares on November 1, 2006. The vesting provisions of this Section 3 are subject to Employee remaining in the continuous employ of the Company. For purposes of this Award Agreement, the continuous employment of Employee with the Company shall not be deemed to have been interrupted, and Employee shall not be deemed to have ceased to be an employee of the Company, by reason of a leave of absence of not more than thirty (30) days, unless otherwise approved by the Board or a committee thereof.

4. Termination of Rights and Forfeiture of Restricted Shares.

(a) Termination for Cause or Voluntary Termination. In the event Employee’s employment pursuant to the Employment Agreement is terminated by the Company for Cause or by Employee other than for Good Reason, Employee shall be entitled to any Restricted Shares that have become nonforfeitable pursuant to Section 3 of this Award Agreement. Any Restricted Shares that have not heretofore become nonforfeitable (the “Unvested Shares”) shall be forfeited.

(b) Termination other than for Cause or Involuntary Termination. In the even Employee’s employment pursuant to the Employment Agreement is terminated by the Company other than for Cause or by Employee for Good Reason, Employee shall be entitled, on the date of termination, to: (i) any Restricted Shares that have become nonforfeitable pursuant to Section 3 of this Award Agreement, and (ii) any Unvested Shares.

(c) Termination for Permanent Disability. In the event Employee’s employment is terminated by reason of “permanent disability” (as defined below), the employee shall be entitled to any Restricted Shares that have become non-forfeitable pursuant to Section 3 of this Award Agreement, and any Unvested Shares that would become vested on the November 1 immediately following the date of termination. All remaining unvested shares shall be forfeited.

(d) Termination for Death. In the event Employee’s employment is terminated by reason of death, the vested Restricted Shares and any unvested shares that would become vested on the November 1 immediately following the date of termination would become assigned to and the property of Employee’s estate.

(e) Change in Control. Upon the occurrence of a “Change in control” (as defined below), employee shall be entitled to all vested Restricted Shares and any Unvested Shares on the effective date of the Change in Control.

5. Dividend, Voting and Other Rights. Except as otherwise provided herein, Employee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote such shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Stock of the Company or other securities that Employee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation, or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Shares.

6. Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Restricted Shares shall be held in custody by the Company, together with a stock power endorsed in blank by Employee with respect thereto, until those shares have become nonforfeitable in accordance with Section 3 of this Award Agreement. In order for the grant under this Award Agreement to be effective, Employee must sign and return the attached stock powers to the attention of the Company’s Chief Financial Officer.

7. No Employment Contract. Nothing contained in this Award Agreement shall confer upon Employee any right with respect to his continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of Employee.

8. Taxes and Withholding. The Company shall be responsible for reimbursement to Employee for payment of any Federal, state, local or foreign taxes in connection with the issuance or vesting of any restricted or nonrestricted shares of Common Stock or other securities pursuant to this Award Agreement.

9. Severability. In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10. Conflict with Plan. This Award Agreement is subject to all terms, conditions, limitation and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions.

11. Governing Law. The interpretation, performance, and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware.

12. Other. For purposes of this agreement, the terms “Permanent Disability”, “Cause”, “Good Reason” and “Change in Control” shall have the same meanings ascribed to them in the Employee’s employee agreement with the Company dated February 28, 1999 as amended from time to time.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JPS INDUSTRIES, INC.

By:	/s/ Charles R. Tutterow

Name:	Charles R. Tutterow
Title:	Executive Vice President and Chief Financial Officer

Accepted:

/s/ Michael L. Fulbright

Michael L. Fulbright

STOCK POWER

FOR VALUE RECEIVED,                              hereby sells, assigns and transfers unto                             , effective as of                 ,                                  (            ) shares of the Common Stock, par value $.01 per share, of JPS Industries, Inc. (the “Company”) standing in its name on the books of the Company and represented by Certificate No.             , and does hereby irrevocably constitute and appoint                                  attorney to transfer such shares on the books of the Company, with full power of substitution in the premises.

/s/ Michael L. Fulbright

Michael L. Fulbright

Dated:

Medallion Guaranteed: